EXHIBIT 3.13

AMERICAN BAR ASSOCIATION MEMBERS/NORTHERN TRUST COLLECTIVE TRUST

FUND DECLARATION

ALTERNATIVE ALPHA FUND

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, as amended and restated effective July 1, 2010 (the “Declaration of Trust”), which authorizes Northern Trust Investments, Inc. (f/k/a Northern Trust Investments, N.A.), as successor trustee (the “Trustee”) of the American Bar Association Members/Northern Trust Collective Trust (the “Collective Trust”), to establish investment funds under the Collective Trust, effective as of November 10, 2011, the Trustee hereby establishes the Alternative Alpha Fund as an investment fund under the Collective Trust (the “Fund”). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Fund subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Declaration of Trust.

1. Investment Objective. The investment objective of the Alternative Alpha Fund is to provide long-term total returns in excess of the yield on cash-equivalent investments. The Fund seeks to efficiently deliver exposure to a broad set of liquid asset classes by investing in a diversified portfolio of securities and instruments.

2. Investment Guidelines and Restrictions. The Fund may invest in a diversified portfolio of major liquid asset classes. The Fund, in addition to investing in virtually any asset class, may engage in transactions in derivatives, including, but not limited to, financial futures (including interest rate futures), swap contracts and foreign currency forwards, options and futures instruments, swaps on futures, collateralized mortgage obligations and other derivative mortgage-backed securities and other investments as deemed appropriate. Exposure to these asset classes and instruments is generally obtained by investing indirectly in commingled vehicles managed by Investment Advisors.

The Fund may, indirectly through its investments in its underlying commingled investment funds, invest in equity securities (such as listed and unlisted common stock, preferred stocks and convertible securities), equity futures, currency forwards, commodity futures, swaps on commodity futures, bond futures, swaps on bond futures, interest rate swaps, credit default swaps, credit default index swaps, inflation swaps, cash corporate and government bonds, including inflation protected government bonds, cash and cash equivalents, money market fund shares, sovereign, agency, supranational, mortgage-backed, “to-be-announced” securities, corporate and asset-backed securities, bank loans, convertible bonds, depository receipts (including American Depository Receipts and Global Depository Receipts) and derivatives as the Investment Advisors deem appropriate under the circumstances.

A significant portion of the assets of the Fund may be invested directly or indirectly in money market instruments, which may include, but are not be limited to, U.S. government securities, U.S. government agency securities, short-term fixed income securities, overnight and/or fixed term repurchase agreements, money market mutual fund shares, and cash and cash equivalents with one year or less term to maturity. The Fund may also enter into reverse repurchase agreements, which may also create leverage.

It is the intention of the Trustee to allow the Fund to invest in derivative instruments, except to the extent set forth herein and in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued (the “Prospectus”). The Trustee may in the future modify such investment policy as it relates to the Fund.

The Trustee may invest all or any portion of the assets of the Fund in accordance with Section 3.03(c) of the Declaration of Trust.

Assets of the Fund may be invested indirectly in exchange traded funds, money market funds or registered mutual funds to the extent invested in by a commingled investment vehicle in which the Fund invests, and the Fund may invest directly in these funds, including but not limited to AQR Risk Parity Fund, to the extent consistent with the investment policy for the Program developed by the Trustee and accepted by ABA Retirement Funds.

The Trustee intends to operate the Fund as a “qualifying entity” pursuant to Regulation 4.5 of the Commodity Exchange Act.

3. Initial Value of Units of the Fund. The initial value of a Unit of the Fund on the date of commencement of operations will be $10.00.

4. Restrictions on Withdrawal and Transfer. Contributions directly into the Fund are not permitted. Participants may only make transfers into the Fund from investments allocated to other Funds established under the Collective Trust. Transfers into the Fund by a Participant are limited to 15% of the aggregate unit value of all of such Participant’s investments in the Funds and the Balanced Fund as of the time of investment. Subject to the Declaration of Trust or as otherwise disclosed in the Prospectus or any supplement thereto, there are no restrictions on a Participant’s ability to make transfers out of the Fund on any Business Day.

5. Fees. For services rendered by the Trustee to or on behalf of the Fund, The Northern Trust Company will be entitled to receive compensation in the amounts and at the times set forth in Schedule A attached hereto.

6. Investment Advisors. The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the assets of the Fund. Any such Investment Advisors shall be designated from time to time in Schedule B attached hereteo. The Trustee may enter into investment advisory agreements with such Investment Advisors.

7. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

IN WITNESS WHEREOF, NORTHERN TRUST INVESTMENTS, INC. has caused its name to be signed to this Fund Declaration for the Alternative Alpha Fund by its proper officer as of November 10, 2011.

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Thomas R. Benzmiller
Name: Thomas R. Benzmiller
Title: Senior Vice-President

ALTERNATIVE ALPHA FUND

FUND DECLARATION

SCHEDULE A

For services rendered by the Trustee to or on behalf of the Fund, The Northern Trust Company (“Northern Trust”) shall be entitled to receive, with respect to the assets of the Funds (including for this purpose the Balanced Fund prior to its termination), a Trust, Management and Administration fee, charged at the annual rates as set forth below, which will accrue on a daily basis and will be paid monthly from the respective assets of the Funds, provided that such fee shall be reduced by the amount of any fee received by Northern Trust (which for these purposes shall not exceed the amount set forth below), other than the fees expressly provided for in the Fund Declaration of such Fund, including but not limited to those set forth in this Schedule A, on account of the investment of any assets of such Fund in any collective investment fund maintained by Northern Trust or its affiliates:

Aggregate Value of Assets of the Funds (excluding for this purpose assets of a Fund attributable to direct holdings of Units in another Fund and excluding the Retirement Date Funds)	Rate
First $1.0 billion	.115%
Next $2 billion	.080%
Over $3 billion	.065%

SCHEDULE B

ALTERNATIVE ALPHA FUND

FUND DECLARATION

The Trustee has invested portions of the assets of the Alternative Alpha Fund in commingled investment vehicles managed by the Investment Advisors listed below. No fees are paid directly to the Investment Advisors for the investment management services they perform relating to the assets of the Alternative Alpha Fund. However, the Alternative Alpha Fund, as an investor in the Wellington Trust Real Total Return Portfolio and the AQR Risk Parity Fund, bears the operating expenses associated with those commingled investment vehicles, including investment advisory fees payable by the Wellington Trust Real Total Return Portfolio to Wellington Trust and from the AQR Risk Parity Fund to AQR Capital Management, each at the annual rate specified from time to time in the Prospectus.

Investment Advisors:

•	AQR Capital Management, LLC

•	Wellington Trust Company, N.A.